                                   [LOGO]


July 31, 1997


Mr. Gary Nelson, President
Java Centrale, Inc.
1610 Arden Way #145
Sacramento, CA 95815

Re: Cancellation of Options and Warrants

Dear Gary:

I hereby forfeit all of my current stock options and/or warrants granted to me and all other options that I expect to be granted.

I understand and agree that I have no further interest or commitments in stock options from Java Centrale, Inc.

The following options have been granted to me:  50,000
                                                ------

The following warrants have been granted to me:  400,000
                                                 -------


Sincerely,

/s/ Rick Shannon

Rick Shannon